July 11, 2000

Ross Family Trust  Under Agreement
  Dated November 18, 1993
Stephen Ross, Co-Trustee
Rachel Ross, Co-Trustee
5036 Veloz Street
Tarzana, CA  91356

                Re: Loan to Grill Concepts, Inc. (the ACompany@)

Dear Trustees:

     Concurrently herewith you are loaning the Company Two Hundred Thousand Dollars ($200,000) pursuant to the terms of the Promissory Note attached hereto (the ANote@), Exhibit A hereto. Additionally, the Company is concurrently granting you warrants to purchase up to twenty thousand (20,000) shares of its Common Stock as set forth in the AWarrant No. 1 to Purchase Shares of Common Stock of Grill Concepts, Inc. of even date (the AWarrant@), Exhibit B hereto.

     The purpose of this letter is to also confirm to you the Company=s agreement that you shall receive an additional warrant to purchase additional shares of the Company=s Common Stock equal to that number of shares of the Company=s common stock representing ten percent (10%) of the outstanding balance remaining due under the Note, if any, at the end of twelve (12) months from the date of the Note (the AAnniversary Date@) at the then Market Price of said Common Stock ( AWarrant No. 2@). For purposes of the above, Market Price shall be the average closing bid price of the Company=s Common Stock over the five (5) trading day period preceding the Anniversary Date. The form of Warrant No. 2 is enclosed as Exhibit C hereto.

     The Company consents to you assigning your interest in the Note and Warrant No. 1 and Warrant No. 2 to the Mazel Trust as well as any assignment of any such interests to any of your affiliates and family members and to any trusts or other entities established for the benefit of such affiliates or family members.

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July 11, 2000
Page 2

     In the event from and after the date hereof, the Company borrows funds (a ABorrowing@) in an aggregate amount of more than one million dollars in excess of the aggregate balance of its Existing Borrowings, you shall have the option, upon thirty (30) days prior written notice to the Company, to call for immediate payment of any sums remaining due under your Note, in which case the entire unpaid principal and accrued interest due under the Note shall become due and payable. For purposes hereof, Existing Borrowings shall mean all of the Company=s loans and other credit facilities and shall expressly include, without limitation the Company=s existing credit facility with Bank of America and of the replacement therefor being provided by a pending financing with Wells Fargo Bank and the loans from the Mazel Trust and from the Ross Trust. The Company=s future ordinary course of business transactions, such as real estate and equipment leases as well as the financing of furniture, fixtures and equipment shall not be deemed a Borrowing.

     The parties acknowledge that documents incidental to this transaction has been prepared by the law firm of Herzog, Fisher, Grayson & Wolfe, a Law Corporation (the AFirm@), at the request of the Company to document certain relationships among the parties. In view of the fact that the Firm has in the past rendered legal services to and represented and may continue to render legal services to and represent the Company and your affiliates in connection with other matters, there is a potential for conflicts of interest. The parties acknowledge that they are aware of such conflicts of interest and the potential adverse effects to them which may result therefrom, and, notwithstanding same, hereby reaffirm their request and consent to the Firm=s preparation of these documents, and waive any potential conflicts of interest with respect to or against the Firm in connection therewith. Further, both parties acknowledge that the terms of this transaction and the documents were negotiated by the parties without the Firm=s participation in same, both parties being advised by the Firm that independent legal advisors should be consulted relative to same.

     If the above accurately reflects our understanding, please acknowledge same in the space provided below and this letter shall then constitute our agreement with regard to the above, superseding all prior communications between us.

                                                 Very truly yours,

                                                 GRILL CONCEPTS, INC.


                                                 By:

                                                 Its:


THE  FOREGOING IS  ACKNOWLEDGED  AND AGREED TO EFFECTIVE  THIS 11th DAY OF JULY,
2000:

ROSS FAMILY TRUST UNDER AGREEMENT DATED NOVEMBER 18, 1993:

By:
          Stephen Ross, Co-Trustee

By:
          Rachel Ross, Co-Trustee

cc:     Andrew Schmerzler, Esq.